Exhibit 5.7

May 9, 2008

OSI Restaurant Partners, LLC

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

OSI Co-Issuer, Inc.

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

Re:	$550,000,000.00 aggregate principal amount of 10% Senior Notes due 2015 of OSI Restaurant Partners, LLC and OSI Co-Issuer, Inc. issued in exchange for $550,000,000.00 aggregate principal amount of 10% Senior Notes due 2015 of OSI Restaurant Partners, LLC and OSI Co-Issuer, Inc.

Ladies and Gentlemen:

We have acted as counsel in the State of Texas (the “State”) to the parties described in Schedule 1 attached hereto (herein referred to collectively as the “Texas Guarantors” and individually as a “Texas Guarantor”) in connection with (i) the proposed issuance by the OSI Restaurant Partners. LLC, a Delaware corporation and OSI Co-Issuer, Inc., a Delaware corporation (collectively the “Co-Issuers”), in the exchange offer (the “Exchange Offer”) of $550,000,000.00 aggregate principal amount of 10% Senior Notes due 2015 (the “Exchange Notes”) which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Co-Issuers’ outstanding 10% Senior Notes due 2015 (the “Outstanding Notes”), which have not been, and will not be, so registered, and (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Texas Guarantors.

The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture (the “Indenture”) dated June 14, 2007 among the Co-Issuers, the Texas Guarantors, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented. The terms of the Exchange Guarantees are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture. The Exchange Notes and the Exchange Guaranties will be registered under the Securities Act pursuant to the registration statement on Form S-4 filed by the Co-Issuers and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”).

This opinion is furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In arriving at the opinions expressed below:

(a) We have examined and relied on the facsimile copy of the Indenture submitted to us by your counsel.

OSI Restaurant Partners, LLC

OSI Co-Issuer, Inc.

May 9, 2008

(b) We have: (i) examined a copy of a Secretary’s Certificate dated May 9, 2008 and/or an Omnibus Secretary’s Certificate dated May 9, 2008 (confirming the certifications set forth in Secretary’s Certificates dated June 14, 2007) for each Texas Guarantor and the attachments thereto (collectively the “Secretary’s Certificates”), including (A) in the case of each Texas Guarantor that is a Texas limited partnership, copies of the Certificate of Limited Partnership and the partnership agreement and any amendments thereto for each such limited partnership, an action by written consent of the sole general partner of each such limited partnership and a Certificate of Existence dated as May 2, 2008 issued by the Texas Secretary of State for each such limited partnership and a Certificate of Good Standing issued by the Texas Comptroller of Public Accounts dated as of May 5, 2008 for each such limited partnership and (B) in the case of each Texas Guarantor that is a Texas Corporation, a copy of each such corporation’s articles of incorporation and bylaws and any amendments thereto; actions by unanimous written consent by the directors of each such corporation and a Certificate of Existence dated as of May 2, 2008 issued by the Texas Secretary of State for each such corporation, a Certificate of Good Standing issued by the Texas Comptroller of Public Accounts dated as of May 8, 2008 for CIGI Holdings, Inc., and a Certificate of Good Standing issued by the Texas Comptroller of Public Accounts dated as of May 5, 2008 for each such other corporation, and (ii) relied upon the truth of the certifications set forth in each such Secretary’s Certificate. We have assumed that the resolutions adopted by the written consents attached to such Secretary’s Certificates have not been in any way amended, modified, revoked or rescinded since their adoption and remain in full force and effect as of the date hereof.

(c) We have assumed that the Indenture has been executed and delivered by the parties thereto.

(d) We have relied upon the truth of the certifications set forth in each Secretary’s Certificate and have assumed that the certifications set forth therein continue to be accurate.

Based upon and subject to the foregoing, and subject to the additional assumptions, qualifications and limitations set forth herein, we are of the opinion that the Exchange Guarantees have been duly authorized by all necessary corporate or limited partnership actions, on the part of each of the Texas Guarantors.

The opinions set forth in this letter are subject to the following assumptions, qualifications and limitations:

1. This opinion letter is rendered as of the effective date set forth above, and we express no opinion regarding, nor do we undertake to advise you of, any change in laws, circumstances or events which may occur after that date.

2. This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

OSI Restaurant Partners, LLC

OSI Co-Issuer, Inc.

May 9, 2008

3. We are admitted to practice in the State and the opinions set forth in this letter are limited to the laws of the State that are generally applicable to corporations, limited partnerships, and limited liability companies. In addition, and without limiting the previous sentence, we express no opinion herein with respect to the securities or “Blue Sky” laws of the State. While certain members of this firm are admitted to practice in other jurisdictions, for purposes of this opinion letter we have not examined any laws other than the aforesaid laws of the State; accordingly, the foregoing opinions apply only with respect to said laws examined by us and we express no opinion with respect to the laws of any other jurisdiction. The provisions of this opinion letter, however, do not limit or expand or otherwise affect any separate opinion letters delivered by other offices of our law firm to the Co-Issuers in connection with the Exchange Notes.

The foregoing opinions may be relied on by you, and may not be relied upon, in whole or in part, by any other person or entity for any purpose without our prior written consent. The opinions provided herein are provided as legal opinions only and not as a guarantee or warranty of the matters discussed herein.

We hereby consent to the filing of this opinion with the Securities and Exchange commission as an exhibit to the Registration Statement and further consent to the filing of this opinion s an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission. The opinions provided herein are provided as legal opinions only and not as a guarantee or warranty of the matters discussed herein.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP

SCHEDULE 1

TEXAS GUARANTORS

Limited Partnerships

Outback Steakhouse of Dallas–I, Ltd.

Outback Steakhouse of Dallas–II, Ltd.

Outback Steakhouse of Houston–I, Ltd.

Outback Steakhouse of Houston-II, Ltd.

Corporations

ObTex Holdings Inc.

CIGI Beverages of Texas Inc.

CIGI Holdings Inc.

Outback Beverages of Texas Inc.